10496 Katy Freeway, Suite 200 Houston, Texas 77043	t: 713.224.6333 f: 713.224.6330 www.wdvgco.com

Exhibit 23.2

September 17, 2020

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Re:	Contango Oil & Gas Company, Registration Statement on Form S-8

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned projections in this Registration Statement.

W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

/s/ William D. Von Gonten, Jr.
W.D. VON GONTEN & CO.
William D. Von Gonten, Jr.
President
Houston, Texas